(LETTERHEAD OF CAHILL GORDON & REINDEL)


                                                                     EXHIBIT 5.1


                                November 9, 2000







ANADIGICS, Inc.
35 Technology Drive
Warren, New Jersey  07050

Ladies and Gentlemen:

                  We have acted as counsel to ANADIGICS, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to up to 750,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company reserved for issuance under the Company's 1995 Long-Term Incentive and Share Award Plan, as amended, (the "Plan").

                  We wish to advise you that in our opinion the shares of Common Stock covered by the Registration Statement, when issued pursuant to the Plan (assuming that the exercise price with respect to options will in every case be not less than the par value of such shares), will be legally issued, fully paid and nonassessable.

                  We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                      Very truly yours,



                                      /S/  CAHILL GORDON & REINDEL
                                      CAHILL GORDON & REINDEL